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EXHIBIT 99.5(i)

Portfolio Management Agreement - Pacific Investment Management Company
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PORTFOLIO MANAGEMENT AGREEMENT


     AGREEMENT made this 15th day of November 1994 among Pacific Mutual Life Insurance Company, a California Company ("Pacific Mutual"), Pacific Investment Management Company, ("PIMCO"), a Delaware general partnership, and Pacific Select Fund, a Massachusetts Business Trust (the "Fund").

     WHEREAS, Pacific Select Fund, is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company and is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective, policies and limitations;

     WHEREAS, the Fund intends initially to offer shares in eight classes to be designated as the Money Market Series, Managed Bond Series, High Yield Bond Series, International Series, Government Securities Series, Growth Series, Equity Income Series, and Multi-Strategy Series, (the "Initial Series");

     WHEREAS, the Fund has retained Pacific Mutual to render investment management and administrative services to the Initial Series;

     WHEREAS, Pacific Mutual represents and warrants that it is a duly registered investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"), as amended;

     WHEREAS, PIMCO represents and warrants that it is a duly registered investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, Pacific Mutual and the Fund desire to retain PIMCO to furnish portfolio management services to the Managed Bond Series and Government Securities Series in connection with Pacific Mutual's investment management activities on behalf of the Series, and PIMCO is willing to furnish such services to Pacific Mutual and the Fund;

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between Pacific Mutual, PIMCO and the Fund as follows:

     1.       Appointment.  Pacific Mutual and the Fund hereby appoint PIMCO to
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act as Portfolio Manager to the Managed Bond Series and Government Securities
Series, (the "Series"), for the periods and on the terms set forth in this Agreement. PIMCO accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

      In the event the Fund designates one or more classes other than the Series with respect to which Pacific Mutual and the Fund desire to retain PIMCO to render portfolio management services hereunder, they shall notify PIMCO in writing. If PIMCO is willing to render such services, it shall notify Pacific Mutual and the Fund in writing, whereupon such class shall become a Series hereunder, and be subject to this Agreement.
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     2.    Portfolio Management Duties. Subject to the supervision of Pacific
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Mutual and the Fund's Board of Trustees, PIMCO will provide a continuous investment program for the Series' portfolios, including investment research and management with respect to all securities and investments and cash equivalents in the portfolios. PIMCO will determine from time to time what securities and other investments will be purchased, retained or sold by the Series. PIMCO will provide the services under this Agreement in accordance with the Series' investment objectives, policies and restrictions as stated in the Fund's registration statement filed with the Securities and Exchange Commission ("SEC"), as amended. PIMCO further agrees that it will:

      (a) conform with all applicable rules and regulations of the 1940 Act, all other applicable federal and state laws and regulations and with any applicable procedures adopted by the Fund's Board of Trustees;

      (b) place orders pursuant to its investment determinations for the Series either directly with the issuer or with any broker or dealer. PIMCO is authorized to select brokers and dealers and open and maintain brokerage accounts and trading accounts for the purchasing and selling of financial futures contracts and related options with futures commission merchants for and on behalf of the Series in accordance with procedures established by Pacific Mutual and approved by the Fund's Board of Trustees. In placing orders with brokers and dealers, PIMCO will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, PIMCO may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide it with research advice and other services of lawful assistance to PIMCO in serving the Series as Portfolio Manager;

      (c) on occasions when the PIMCO deems the purchase or sale of a security to be in the best interest of the Fund as well as its other investment advisory clients, PIMCO may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by PIMCO in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

      (d) in connection with the purchase and sale of securities of each Series, PIMCO will arrange for the transmission to custodian for the Fund on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, PIMCO will arrange for the automatic transmission of the confirmation of such trades to the Fund's custodian.
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      (e)  PIMCO will make available to Pacific Mutual and the Fund promptly upon their request all of the Fund's investment records and ledgers as are necessary to assist Pacific Mutual and the Fund in their compliance with respect to the Series' securities transactions as required by the 1940 Act and the Investment Advisers Act of 1940, as well as other applicable laws. PIMCO will furnish the Fund's Board of Trustees with respect to the Series such periodic and special reports as Pacific Mutual and the Trustees may reasonably request. PIMCO will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

      (f) PIMCO will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or in the ordinary course of business in connection with placing orders for the purchase and sale of securities, and will keep confidential any information obtained pursuant this Agreement, and disclose such information only if the Board of Trustees of the Fund has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

      (g) In rendering the services required under this Agreement, PIMCO may, from time to time, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. However, PIMCO may not retain as subadvisors any company that would be an "investment adviser," as that term is defined in the 1940 Act, to the Fund unless the contract with such company is approved by a majority of the Fund's Board of Trustees and a majority of Trustees who are not parties to any agreement or contract with such person or persons and who are not "interested persons," as defined in the 1940 Act, of the Fund, PIMCO, or any such person or persons, and to approval by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act. PIMCO shall be responsible for making inquiries and for reasonably insuring that any employee of PIMCO, any person or firm that PIMCO has employed or with which it has associated, or any employee thereof has not, to the best of PIMCO's knowledge, in any material connection with the handling of Fund assets:

      (a) been convicted, in the last 10 years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of sections 1341, 1342, or 1343 of Title 18, United States Code; or

      (b) been found by any state regulatory authority, within the last 10 years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit or knowing misrepresentation; or

      (c) been found by any federal or state regulatory authorities, within the last 10 years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

     3.   Expenses. During the term of this Agreement, PIMCO will pay all
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expenses incurred by it, its staff and their activities, in connection with its portfolio management under this Agreement. This does not include costs payable by the Fund, the Custodian or Pacific Mutual.

     4.   Compensation. For the services provided, Pacific Mutual will pay PIMCO
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a fee, payable monthly, based on the average daily net assets of the Managed
Bond Series and Government Securities Series, at the annual rate of .50% of the average daily net assets of each Series up to $25 million, .375% of average daily net assets of each Series on the next $25 million and .25% of each Series' average daily net assets thereafter.

     5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, PIMCO hereby agrees that all records which it maintains for the Series are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. PIMCO further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records required by Rule 204-2 under the Investment Advisers Act of 1940 ("Advisers Act") for the period specified in the Rule.

     6.   Indemnification. PIMCO agrees to indemnify and hold harmless, Pacific
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Mutual, any affiliated person within the meaning of Section 2(a)(3) of the 1940
Act ("affiliated person") of Pacific Mutual and each person, if any who, within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act"), controls ("controlling person") Pacific Mutual against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which Pacific Mutual or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of PIMCO's responsibilities as Portfolio Manager of the Fund which (1) may be based upon any misfeasance, malfeasance, or nonfeasance by PIMCO, any of its employees or representatives or any affiliate of or any person acting on behalf of PIMCO, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Fund or any Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon written information furnished to Pacific Mutual, the Fund or any affiliated person of the Fund by PIMCO or any affiliated person of PIMCO; provided, however, that in no case is PIMCO's indemnity in favor of Pacific Mutual or any affiliated person or controlling person of Pacific Mutual deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his duties or by reason of his reckless disregard of obligation and duties under this Agreement.

      Pacific Mutual agrees to indemnify and hold harmless PIMCO, any affiliated person within the meaning of Section 2(a) (3) of the 1940 Act ("affiliated person") of PIMCO and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls ("controlling person") PIMCO against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which PIMCO or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Pacific Mutual's responsibilities as Investment Adviser of the Fund which (1) may be based upon any misfeasance, malfeasance, or nonfeasance by Pacific Mutual, any of its employees or representatives or any affiliate of or any person acting on behalf of Pacific Mutual or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering shares of the Fund or any Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon written information furnished to Pacific Mutual or any affiliated person of Pacific Mutual by PIMCO or any affiliated person of PIMCO; provided however, that in no case is the indemnity of Pacific Mutual in favor of PIMCO, or any affiliated person or controlling person of PIMCO deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement.

      Except as may otherwise be required by the 1940 Act or the rules thereunder, the Fund agrees that PIMCO, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of PIMCO and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls PIMCO shall not be liable, or subject to any damages, expenses or losses, in connection with any act or omission connected with or arising out of any investment advisory services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of PIMCO's duties or by reason of reckless disregard of PIMCO's obligations and duties under this Agreement.

     7.   Control. Notwithstanding any other provision of the Agreement, it is
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understood and agreed that the Fund shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and reserve the right to direct, approve or disapprove any action hereunder taken on its behalf by PIMCO.

     8.   Services Not Exclusive. It is understood that the services of PIMCO
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are not exclusive, and nothing in this Agreement shall prevent PIMCO from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities.

     9.   Duration and Termination. This Agreement shall become effective as of
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the "Closing Date" as that term is defined in the Agreement and Plan of
Consolidation for PIMCO Advisers L.P., dated July 11, 1994 (the "Effective Date"). Unless terminated as provided herein, the Agreement shall remain in full force and effect for two years from such date and continue on an annual basis with respect to each Series unless terminated in accordance with the following sentence; provided that such annual continuance is specifically approved each year by (a) the vote of a majority of the entire Board of Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of each Series (as defined in the 1940 Act), and (b) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. In the event this Agreement is not approved in the manner described in the preceding sentence, the paragraph numbered six (6), of this Agreement shall remain in effect as well as any applicable provision of this paragraph numbered nine (9) and PIMCO shall not provide any services for such Series or receive any fees on account of such Series that fail to so approve of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated: (a) by Pacific Mutual at any time without penalty, upon sixty (60) days' written notice to PIMCO and the Fund (b) at any time without payment of any penalty by the Fund, upon the vote of a majority of the Fund's Board of Trustees or a majority of the outstanding voting securities of each Series, upon sixty (60) day's written notice to PIMCO, or (c) by PIMCO at any time without penalty by PIMCO, upon sixty (60) day's written notice to Pacific Mutual and the Fund. In the event of termination for any reason, all records of each Series for which the Agreement is terminated shall promptly be returned to Pacific Mutual or the Fund, free from any claim or retention of rights by PIMCO: the Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act).

     10.  Amendments. No provision of this Agreement may be changed, waived,
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discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Series, and (ii) the Trustees of the Fund, including a majority of the Trustees of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

     11.  Use of Name. It is understood that the name Pacific Select or any
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derivative thereof or logo associated with that name is the valuable property of
Pacific Mutual and its affiliates, and that the Fund and/or the Series have the right to use such name (or derivative or logo) only so long as Pacific Mutual is Investment Manager to the Fund and/or the Series. Upon termination of the Investment Management Agreement between the Fund (or Series) and Pacific Mutual, the Fund (or Series) shall forthwith cease to use such name (or derivative or logo) and, in the case of the Fund, shall promptly amend its Agreement and Declaration of Trust to change its name.

      It is understood that the name (PIMCO) Pacific Investment Management Company or any derivative thereof or logo associated with that name is the valuable property of PIMCO and its affiliates and that the Fund and/or the Series have the right to use such name (or derivative or logo) in offering materials of the Fund with the approval of PIMCO and for so long as PIMCO is Portfolio Manager to the Fund and/or the Series. Upon termination of this Agreement between the Fund (or Series), Pacific Mutual, and PIMCO, the Fund (or Series) shall forthwith cease to use such name (or derivative or logo).

     12.  Miscellaneous.
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      a.  This Agreement shall be governed by the laws of the State of
California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder.

      b. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      c. To the extent permitted under Section 9 of the Agreement, this Agreement may not be assigned by any party without the prior written consent of the other parties.

      d. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

      e. Nothing herein shall be construed as constituting PIMCO as an agent of the Fund or Pacific Mutual.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                    PACIFIC MUTUAL LIFE
                                    INSURANCE COMPANY



Date:  November 15, 1994            By /s/ GLENN S. SCHAFER
                                       Executive Vice President


                                    PACIFIC INVESTMENT
                                    MANAGEMENT COMPANY



Date:  November 15, 1994            By /s/ WILLIAM D. CVENGROS
                                       Managing Director


                                    PACIFIC SELECT FUND


Date:  November 15, 1994            By /s/ THOMAS C. SUTTON
                                       President